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Exhibit 10.14

                                 LOAN AGREEMENT


1.       PARTIES.

         The parties to this Loan Agreement are:

         1.1 John A. Vann ("Vann"), whose address is 1800 Preston Road, Suite 101, Dallas, Texas 75093; and

         1.2 Rushmore Financial Group, Inc. ("Rushmore"), a Texas corporation whose address is 13355 Noel Road, Suite 650, Dallas, Texas 75240.

2.       LOAN; COLLATERAL

         2.1 Rushmore agrees to loan Vann the sum of $30,000 upon the execution hereof.

         2.2 Subject to receiving the approval of the Board of Directors of Rushmore, Rushmore agrees to loan Vann up to an additional $330,000 (the full $360,000 comprising the "Principal Amount of the Loan").

         2.3 The Principal Amount shall be advanced in monthly advances ("Advances") of $30,000 each on the 27th day of each month beginning with August 1999 and continuing thereafter through and including July 27, 2000. The Principal Amount shall bear interest and be repayable as provided in the promissory note (the "Note") attached hereto as Exhibit A.

         2.4 Repayment of the Loan shall be secured by the collateral pledge (the "Collateral Pledge") of 500,000 shares (the "Pledged Shares") of Rushmore common stock. The form and terms of the Collateral Pledge shall be in accordance with Exhibit B attached hereto. The Collateral Pledge shall be executed and delivered along with Pledged Shares only following the receipt of Board of Directors approval.

         2.5 The Executive Committee of Rushmore has approved the Loan and will recommend it to the full Board of Directors of Rushmore for approval at a meeting to be held on or before September 1, 1999.

3.       CONDITIONS PRECEDENT.

         3.1 Rushmore's obligation to fund each Advance is subject to and contingent upon "Cash Availability" as defined below.

         3.2 "Cash Availability" means that at the time of the funding of each Advance, the amount of cash and cash equivalents available to Rushmore Investment Advisors, Inc. ("RIA") exceeds the RIA estimated cash disbursements for the following month. In estimating the cash disbursements for the following month, Rushmore




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shall not include any prepayment of capital or operating expenditures except those (such as equipment leases and the like) which RIA is presently contractually obligated to make, or which Vann approves in writing.

4.       REPLACEMENT FINANCING

         4.1 Rushmore and Vann shall have the right and option to replace the loan with a "Reasonably Equivalent Loan" as defined below.

         4.2 A Reasonably Equivalent Loan shall mean and consist of:

             4.2.1 a loan of not less than $360,000;

             4.2.2 made by an FDIC-insured institution or, if not an FDIC-insured institution, then a lender reasonably acceptable to Vann;

             4.2.3 secured by the collateral pledge of Vann's stock in Rushmore upon terms substantially equivalent to the Collateral Pledge, except as may otherwise be acceptable to Vann;

             4.2.4 bearing interest at not more than 200 basis points over the New York prime lending rate as published in the Wall Street Journal; and

             4.2.5 with principal and interest being due and payable not less than twelve months after funding.

         4.3 Vann will not pledge, hypothecate or encumber his stock in Rushmore (other than the Pledged Shares) prior to September 24, 1999. If Rushmore has not provided Vann with a firm commitment for a Reasonably Equivalent Loan issued by the prospective lender by that date, Vann will be free to pledge, hypothecate or encumber other Rushmore stock not included in the Pledged Shares to secure a loan from any other source.

         4.4 In the event that the Loan is replaced with a Reasonably Equivalent Loan, Vann will pay off the Loan out of the funding of the Reasonably Equivalent Loan at the time of funding.

         4.5 Vann will cooperate with Rushmore in its effort to obtain a Reasonably Equivalent Loan.

5.       DEFAULT

         5.1 Vann and Rushmore each acknowledge that they have and each has exercised best efforts to secure a loan for Vann from other sources and that they have been unable to do so.



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         5.2 Recognizing that alternative sources for such a loan may not be available, in the event Rushmore fails to make any Advance when due and when all conditions to making such Advance have been satisfied, Vann shall have the right to accelerate the unfunded Advances and demand that they be made immediately. If the unfunded Advances are not made on demand, then Vann will be entitled to enforce all legal rights available to him for such breach and to an immediate release of all shares of Rushmore common stock held as collateral.

         5.3 In the event that Vann employs an attorney to enforce his rights under this agreement or to defend any claims asserted against him by Rushmore arising hereunder, and in the event that Vann is the prevailing party, Vann should be entitled to recover, in addition to all other relief, his reasonable attorneys fees and expenses.

6.       REPRESENTATION

         Vann represents that the Loan will provide adequate funds for Vann to meet all current and expected financial obligations, such that he will refrain from further discussions with Company personnel regarding filing of actions for bankruptcy or recision of the acquisition of The John Vann Company.

         Executed at Dallas, Texas this 27th day of August, 1999.

                                                  RUSHMORE FINANCIAL GROUP, INC.

                                                  By: /s/ D.M. Moore
                                                          D.M. Moore, President


                                                      /s/ John A. Vann
                                                          John A. Vann